EXHIBIT 99.1

Hyperion Therapeutics Appoints Theodore Schroeder to Board of Directors

BRISBANE, Calif., Aug. 12, 2014 (GLOBE NEWSWIRE) -- Hyperion Therapeutics, Inc. (Nasdaq:HPTX) today announced the appointment of Theodore "Ted" Schroeder to its board of directors effective August 11, 2014. Mr. Schroeder has over two decades of experience in the life sciences industry. Most recently, he was the founder of Cadence Pharmaceuticals, Inc., serving as its president and chief executive officer from inception until its acquisition by Mallinckrodt Pharmaceuticals earlier this year.

"We are fortunate to have Ted, a senior leader with broad operational expertise join our board," said Donald J. Santel, president and chief executive officer of Hyperion. "Ted will serve as a valuable resource as we continue to drive adoption of RAVICTI in the U.S., work toward commercialization of RAVICTI in Canada and Europe, and advance our clinical pipeline and presence in the orphan disease space."

Prior to founding Cadence Pharmaceuticals, Mr. Schroeder held multiple positions of increasing responsibility at Elan Pharmaceuticals, Inc., including senior vice president North American sales and marketing, and vice president and general manager of the hospital products business unit. Prior to Elan, Mr. Schroeder served as senior director of acute care marketing at Dura Pharmaceuticals, Inc., until its acquisition by Elan in 2001. Prior to joining Dura, Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb Company. Mr. Schroeder serves on the board of directors and as chair of the compensation committee of Cidara Therapeutics, Inc. Previously, Mr. Schroeder served on the boards of directors of Incline Therapeutics, Inc. and Trius Therapeutics, Inc. until their respective acquisitions. He is also a member of the boards of directors of Sharp Hospital Foundation and Biocom, where he is chair elect.  Mr. Schroeder holds a B.S. in management from Rutgers University.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial-stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases. The company's first commercial product, RAVICTI® (glycerol phenylbutyrate) Oral Liquid, was approved in February 2013 and is currently being marketed in the United States. The company also owns worldwide rights to BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, which it markets in the U.S. The compound is also marketed internationally through business partners. In addition, the company is developing glycerol phenylbutyrate for the potential treatment of hepatic encephalopathy and DiaPep277, a first-in-class immunotherapy, for the potential treatment of new onset Type 1 diabetes. For more information, please visit www.hyperiontx.com.

CONTACT: Myesha Edwards
         Corporate Communications and Investor Relations
         (650) 745-7829